Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of Lucas GC Limited and further agree that this agreement be included as an exhibit to such joint filings.

Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

Dated: November 4, 2024

51job, Inc.

By:	/s/ Rick Yan
Name:	Rick Yan
Title:	Director

Rick Yan

/s/ Rick Yan